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                                                                   EXHIBIT 10.18


                              CONSULTING AGREEMENT


     Feather River State Bank ("FRSB"), and Robert J. Mulder ("Consultant") agree as of June 23, 1999, as follows:

     1. ENGAGEMENT. FRSB engages and contracts for the services of Consultant, and Consultant accepts the engagement and agrees to provide consulting services to FRSB, on the terms and conditions set forth below.

     2. SCOPE OF SERVICES. Consultant shall provide consulting services as reasonably determined from time to time by FRSB's Board of Directors (hereinafter "Services"). Such Services include, but are not limited to: marketing the services provided by FRSB, its parent corporation, subsidiaries or affiliates (collectively, "FRSB Related Entities"); general consultation concerning the business activities of FRSB and the FRSB Related Entities; cooperate fully with and assist FRSB and/or the FRSB Related Entities in the event any litigation or other dispute resolution process is initiated by or against FRSB or the FRSB Related Entities. Said assistance includes, but is not limited to, making himself available to FRSB or the FRSB Related Entities and/or their attorneys to answer questions regarding any loans or other activities, making himself available to testify as a witness at any proceeding or deposition, and to cooperate fully in any investigation by FRSB and/or the FRSB Related Entities which may be necessary to conduct in either prosecuting or defending any litigation, investigation or other matter.

     2.1. TIME AND EFFORT. Consultant shall devote whatever time, effort, and skill as Consultant reasonably deems appropriate to fulfill Consultant's obligations under this Agreement. During the term of this Agreement, Consultant may provide services to other businesses or entities engaged in the financial services industry which are performing services or providing products which are separate and distinct from those of FRSB or FRSB's Related Entities. Consultant may also provide services to other businesses or entities engaged in the financial services industry which are performing services or products which are similar to those provided by FRSB or FRSB's Related Entities, provided: (1) that the business or entity, does not have a headquarters, chief executive office or principal place of business located in Sutter, Yuba, Yolo, Colusa or Butte counties (collectively "Prohibited Counties"); (2) that the Consultant would not be directly or indirectly responsible for formulating or supervising the offering or provision of services, products, marketing strategies or business development efforts directed towards customers located in the Prohibited Counties; (3) that the Consultant will not have direct or indirect responsibility for the management or supervision of any offices or employees which are located in the Prohibited Counties; and (4) that the Consultant will not have direct or indirect responsibility for the supervision, or the direct or indirect servicing of customers located in the Prohibited Counties. Consultant is free to render such other services so long as such engagement does not unfairly interfere with FRSB or FRSB's Related Entities, and such work by Consultant does not disparage FRSB or FRSB's Related Entities or their business or otherwise deprive FRSB

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of the benefits sought under this Agreement.

     2.2. BEST EFFORTS; APPLICABLE LAWS. Consultant shall devote Consultant's best efforts, attention, skill and experience in providing the consulting Services. All Services performed by Consultant shall be in accordance with all applicable federal, state and local laws and all applicable regulations regarding such Services.

     3. COMPENSATION AND EXPENSES.

          3.1 COMPENSATION. As compensation for the entire two (2) year term of this Agreement, FRSB agrees to pay Consultant as follows:

          3.1.a Ten thousand eight hundred thirty-three dollars and thirty-three cents ($10,833.33) per month for the first twelve (12) months of the Agreement's term to be paid on or before the first business day of the month following receipt of the Consultant's invoice for services rendered;

          3.1.b FRSB shall pay the Consultant the deferred sum of forty-nine thousand nine hundred twenty-one dollars ($49,921.00) with accrued interest at a rate of 6.5% per annum until paid in full as follows: Upon Consultant attaining age 62, Consultant shall receive payment of the deferred sum in sixty (60) equal monthly installments together with accrued interest, payable with each installment, on the first day of each month.

     3.2 OTHER EXPENSES. Upon written approval by FRSB, Consultant shall be eligible for reimbursement of all reasonable travel and other expenses incurred in the performance of his Services for FRSB. Consultant agrees to provided FRSB with an invoice which describes with reasonable particularity the nature of the expenses incurred and the amount. Additionally, Consultant will attach to the invoice copies of all receipts evidencing the incurrence of such expenditures. Reimbursement for all approved expenses shall be made to Consultant within twenty (20) days of FRSB's receipt of Consultant's invoice.

     4. TERM AND TERMINATION OF AGREEMENT. This Agreement shall become effective upon the earlier of June 30, 1999, or immediately following three days' written notice by FRSB, and receipt by FRSB of Consultant's written resignation from all director and officer positions he currently holds with California Independent Bancorp, FRSB, and any subsidiaries or affiliates of either entity. This Agreement supersedes that certain Consulting Agreement dated May 25, 1999, between the parties which was void by its terms and is of no force and effect. The term of this Agreement shall be for two (2) years from the effective date of this Agreement. Notwithstanding the foregoing, at any time during the term hereof, this Agreement may be terminated by either party upon the occurrence of any of the following:

          (a) Immediately by FRSB without Cause;

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          (b) Immediately by FRSB for Cause;

          (c) Immediately upon Consultant's death or disability; and

          (d) Immediately, if a petition for Bankruptcy is filed by or against Consultant.

          4.1. DEFINITION OF CAUSE. Any of the following shall constitute "Cause" to terminate hereunder: (i) willful or habitual breach of Consultant's duties; (ii) fraud, including intentional material misrepresentation or concealment, by Consultant to FRSB or any others; (iii) theft or conversion by Consultant; (iv) unauthorized disclosure or other use of the FRSB and/or FRSB Related Entities' trade secrets, customer lists or confidential information; (v) habitual misuse of alcohol or any nonprescribed drug or intoxicant; (vi) the willful engaging by Consultant in conduct which is demonstrably and materially injurious to FRSB, monetarily or otherwise; (vii) willful or negligent violation of any law (other than minor traffic violations or similar offenses), rule, regulation, cease-and-desist order or any other regulatory order or agreement FRSB and/or any FRSB Related Entity enters into with their banking regulatory agencies; (viii) upon a material breach of this Agreement; and (ix) the commencement of any legal action, arbitration or other legal proceeding against FRSB and/or any FRSB Related Entity alleging that Consultant intentionally or willfully engaged in wrongful acts which caused damages while acting as a Consultant or formerly serving as an officer of FRSB and/or any FRSB Related Entity. In addition, FRSB reserves the right to terminate this Agreement "for cause" in the event that actions are affected by any regulatory agency having jurisdiction to remove or suspend Consultant from providing any services to FRSB, whether or not such actions have become final.

          4.2. DEFINITION OF DISABILITY. Termination by FRSB based on "Disability" shall mean termination because of Consultant's inability, either for a period exceeding thirty (30) consecutive days or for ninety (90) days accumulated during one (1) year, as determined by a qualified physician chosen by FRSB, to perform in the usual manner the material duties usually and customarily pertaining to Consultant's long-term agreement, unless within thirty
(30) days after Notice of Termination (as hereinafter defined) is given following such absence Consultant shall have returned to the ability to perform his duties.

          4.3. COMPENSATION UPON TERMINATION. All sums due Consultant arising out of his termination by FRSB shall be paid within thirty (30) days after termination of this Agreement.

               4.3(a). COMPENSATION BY FRSB'S FOR TERMINATION WITHOUT CAUSE. If this Agreement is terminated by FRSB without Cause, FRSB shall pay to Consultant all unpaid compensation which is owed as if the Agreement had been be continued for the full two (2) year term. Following the payment of such sums, FRSB shall have no further obligation to Consultant under this Agreement.

               4.3(b). COMPENSATION UPON CONSULTANT'S RESIGNATION, OR BY FRSB'S


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TERMINATION FOR CAUSE. If Consultant resigns during the term of this Agreement, or if this Agreement is terminated by FRSB for Cause, FRSB shall pay to Consultant all accrued but unpaid compensation through the date of termination, and FRSB shall have no further obligation to Consultant under this Agreement. Upon Consultant's resignation or FRSB's termination of Consultant for cause, Consultant hereby waives and shall have no right to be paid the deferred sum specified in Paragraph 3.1.b.

     If the FRSB terminates Consultant for Cause, FRSB shall be entitled to damages and all other remedies to which FRSB may otherwise be entitled. Additionally, since Consultant's compensation is prepaying for two years of services, Consultant upon resignation or termination for cause shall pay to FRSB the following sum: the compensation paid to Consultant to the date of termination or resignation pursuant to Paragraph 3.1, less the amount of $5,416.67 multiplied by the number of months Consultant served under this Agreement (rounded to the nearest month).

          4.3(c). COMPENSATION UPON TERMINATION FOLLOWING CONSULTANT'S DEATH OR DISABILITY. If this Agreement is terminated as a result of Consultant's death or disability, Consultant (or his estate) shall be entitled to all accrued but unpaid compensation as if the Agreement had been be continued for the full two
(2) year term. Should Consultant die after age 62, commencing ninety (90) days following the date of his death, FRSB shall make all remaining payments owed to Consultant's designated beneficiary. In the event of Consultant's death prior to age 62, commencing ninety (90) days following the date of his death, FRSB shall pay all accrued and unpaid compensation to Consultant's designated beneficiary in sixty (60) equal monthly installments, payable on the first day of each month. If Consultant has not designated a beneficiary, the payments described herein shall be made to the Consultant's surviving spouse or, if none, to the duly qualified personal representative, executor or administrator of Consultant's estate. During any period that Consultant fails to perform his duties hereunder as a result of the circumstances described in Paragraph 4.2, Consultant shall continue to receive his full compensation at the rate then in effect until this Agreement is terminated in accordance with Paragraph 4.

     5. INDEPENDENT CONSULTANT. The parties agree that Consultant shall perform all Services required hereunder as an independent Consultant, and not as an employee, agent, joint venturer or partner of FRSB for any purpose whatsoever. Except as otherwise provided in this Agreement, FRSB shall have no right to, and shall not, control the manner or means by which the Services are performed by Consultant hereunder. Consultant shall be entirely and solely responsible for Consultant's acts while engaged in the performance of Services hereunder. Consultant is not authorized to bind FRSB except as expressly authorized by FRSB in writing.

     6. MANNER OF DELIVERY OF SERVICES. Consultant shall establish Consultant's own hours of work. Unless necessary due to the particular assignment, Consultant shall not be required to perform the Services at any specific time or place. Consultant shall, however, be available for telephone conferences and meetings at reasonable times, upon request. All Services performed


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by Consultant shall be performed in a professional manner and in compliance with the reasonable quality standards set by FRSB. Consultant generally shall not be required to perform the Services on FRSB premises, although FRSB shall make a furnished office available for use by Consultant and Consultant may make reasonable use of FRSB's equipment and supplies in the rendering of the Services. By the tenth (10th) business day of each month, Consultant agrees to provide FRSB with an invoice of services rendered for the prior month which describes with reasonable particularity the hours worked and services performed during the period. Should Consultant fail to provide an invoice, FRSB may withhold Consultant's compensation until the invoice has been provided.


     7. NO PAYROLL OR EMPLOYMENT TAXES. As an independent contractor, Consultant is not an employee of FRSB for federal, state or local tax purposes or for any other purpose. FRSB shall not pay any income or employment taxes based on Consultant's Services to FRSB, and shall not withhold income or employment taxes from Consultant's compensation. Such income or employment taxes include, but are not limited to, social security, state or federal unemployment insurance contributions, state or federal income tax, or disability insurance contributions. Consultant shall be solely responsible for all such taxes. Consultant shall be personally liable for all federal, state, and local taxes resulting from Consultant's Services to FRSB. Consultant shall pay and discharge all taxes which may be due on the compensation received from FRSB and shall indemnify and hold FRSB harmless from such taxes. Consultant agrees to comply with all tax laws applicable to the operation of a business such as Consultant's, including, but not limited to, the reporting of all gross receipts therefrom as income from the operation of a business, the payment of all self-employment taxes, compliance with all employment tax requirements for withholding on any employees used by Consultant, and compliance with workers' compensation laws.

     8. NO WORKERS' COMPENSATION. FRSB has not obtained disability benefits insurance mandated by state law for employees, including workers' compensation insurance, to cover Consultant, or any of Consultant's agents or employees. If Consultant desires such insurance, Consultant shall obtain it at Consultant's sole expense.

     9. ASSISTANTS. Consultant may, at Consultant's sole expense, hire persons to assist Consultant in the delivery of the Services ("Assistants"). Such Assistants shall be subject solely to the direction and control of Consultant and Consultant shall be solely responsible for compensating any such Assistants.

     10. INDEMNIFICATION. Consultant shall defend, indemnify and hold harmless FRSB, and its officers, directors, agents, employees, and affiliates, from any and all claims, demands, costs, expenses, obligations, damages, or causes of action of any nature, including reasonable attorneys' fees and costs, arising directly or indirectly from (i) the alleged existence of any agency relationship between Consultant and FRSB based upon the acts or omissions of Consultant; (ii) the


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violation by Consultant of any federal, state or local law; and/or (iii) damages to third parties or FRSB and its agents and employees caused by Consultant's negligent acts or omissions in the performance of the Services, or any other breach of any of Consultant's obligations hereunder.

     11. NON-SOLICITATION. To the fullest extent permissible under applicable law, Consultant agrees that both during the term of this Agreement and following termination of this Agreement, Consultant shall not take any action to induce employees or independent contractors of FRSB or FRSB's Related Entities to sever their relationship with FRSB or FRSB's Related Entities and accept an employment or an independent Consultant relationship with any other business.

     12 CONFIDENTIAL DATA OF THE FRSB OR FRSB'S RELATED ENTITIES AND THEIR CUSTOMERS. During the course of providing Services, Consultant may have access to business strategies, financial results, contractual agreements, strategies, ideas, compilations of information, records, in addition to financial, accounting, statistical, marketing and personnel data of FRSB, FRSB's Related Entities' and their respective customers. All such data is the FRSB or FRSB's Related Entities' property, is confidential and shall not be disclosed, directly or indirectly, or used by Consultant in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Consultant's performance of his Services.

     13. TRADE SECRETS. Consultant agrees not to disclose to any others, or take or use for his own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of the FRSB or FRSB's Related Entities' trade secrets, including without limitation, confidential information, customer lists, computer programs or computer software of FRSB or FRSB's Related Entities. Consultant agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in the FRSB or FRSB's Related Entities' possession and (ii) trade secrets conceived, originated, discovered or developed by Consultant during the term of this Agreement.

     14. INVENTIONS; OWNERSHIP RIGHTS. Consultant agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by Consultant in the course of or as a direct or indirect result of performance of his Services hereunder, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of FRSB or FRSB's Related Entities. Consultant agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by the FRSB or FRSB's Related Entities to enable them to protect their rights to any such Developments. If the FRSB requires Consultant's assistance under this paragraph after termination of this Agreement, Consultant shall be compensated for Consultant's time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.


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     15. INJUNCTIVE RELIEF. FRSB and Consultant acknowledge and agree that the services to be performed and the obligations under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which give them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. FRSB and Consultant therefore expressly agree that either party, in addition to any other rights or remedies which they may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement.

     16. RESOLUTION OF DISPUTES. Any disputes regarding the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

          16.1 BINDING ARBITRATION. Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act (California Code of Civil Procedure section 1280, et seq., including the provisions contained in section 1283.05).

          16.2 INITIATION OF ARBITRATION. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration. Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty (60) days of the date on which a party discovers, or reasonably should have discovered, facts giving rise to a dispute as defined above.

          16.3 SELECTION OF ARBITRATORS. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen
(15) days in which to appoint an arbitrator and those arbitrators within fifteen
(15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sutter County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.


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               16.4 LOCATION OF ARBITRATION. Any arbitration hearing shall be conducted in Sutter County, California.

               16.5 APPLICABLE LAW. The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

               16.6 ARBITRATION PROCEDURES. Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc. Sections 1280 et seq.). In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgement or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute. The arbitration shall proceed with due dispatch and a decision shall be rendered within sixty (60 ) days after the appointment of the final arbitrator. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction in the State of California.


               16.7 LIMITATION ON SCOPE OF ARBITRATORS' AWARD OR DECISION. FRSB and Consultant agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim.

               16.8 COSTS OF ARBITRATION; ATTORNEYS' FEES. While the arbitration is pending, each party shall bear equally the costs of the arbitration and shall bear its own attorneys' fees. However, at the conclusion of the arbitration, the parties agree that the arbitrators shall award to the prevailing party the costs, including the costs of the arbitration, and attorneys' fees incurred by that party in participating in the arbitration process.

               16.9 ACKNOWLEDGMENT OF CONSENT TO ARBITRATION. NOTICE: BY EXECUTING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU


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MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF
CIVIL PROCEDURE. YOUR EXECUTION OF THIS AGREEMENT INDICATING YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

     BY EXECUTING THIS AGREEMENT, YOU ARE INDICATING THAT YOU HAVE READ AND UNDERSTOOD THE FOREGOING AND UNDERSTAND THAT BY EXECUTING THIS AGREEMENT YOU AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

     17. MISCELLANEOUS.

          17.1. AMENDMENT. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against who enforcement of the modification or discharge is sought.

          17.2. WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

          17.3. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

          17.4. GOVERNING LAW. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

          17.5. NOTICES. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given
(i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail,
(iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or
(iv) on the date of transmission if sent by telegram, telex, telecopy, or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.


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          17.6. ATTORNEYS' FEES; PREJUDGMENT INTEREST. If the services of an attorney are required by a party to secure the performance hereof or otherwise upon the breach or default of the other party to this agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

          17.7. NONASSIGNABILITY. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting parties to exercise all remedies available under law.

          17.8. ENTIRE AGREEMENT. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations and written agreements between the parties concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

          17.9. SUCCESSION. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

          17.10. CAPTIONS. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

          17.11. AMBIGUITIES. The Agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in the matters dealt with herein. Each party has cooperated and participated in the drafting and preparation of this Agreement. Any rule of law, including, without limitation, Civil Code Section 1654, or legal decision that would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties. In the interpretation of this Agreement or any of its terms, both parties shall be construed to be equally responsible for the drafting and preparation of the same.

          17.12. ADVICE OF LEGAL COUNSEL. Each party to this Agreement has consulted with, or had the opportunity to consult with, legal counsel concerning all paragraphs of this Agreement. Each party has read this Agreement, and has been fully advised by legal counsel with respect to


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the rights and obligations under the Agreement, or has had the opportunity to obtain such advice. Each party is fully aware of the intent and legal effect of the Agreement, and has not been influenced to any extent whatsoever by any representation or consideration other than as stated herein. After consultation with and advice from, or the opportunity for consultation with and advice from, legal counsel, each and every party voluntarily enters into this Agreement.



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          17.13. BANKING REGULATORY AGENCIES. The obligations and rights of the parties hereunder are expressly conditioned upon the approval or non-disapproval of (i) this Agreement and/or (ii) Consultant, in the event such approvals are required, by those banking regulatory agencies which have jurisdiction over FRSB.


                                     Feather River State Bank


                                     By:
                                        ---------------------------------------
    Its:
        --------------------------------------

                                     Address:




                                     Consultant:


--------------------------------------------
Robert J. Mulder

                                     Address:

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